Exhibit 99.1

Item 6.                          Selected Financial Data

The following table sets forth summary financial data as of and for each of the years ended December 31, 2001 through 2005. The table illustrates the significant growth our Company experienced over the periods reported. Most of this growth, particularly pertaining to revenues, operating income and total assets, was attributable to our addition of properties through acquisition and development activities. We financed most of the acquisition and development activities by incurring debt and issuing preferred and common equity, as indicated by the growth in our interest expense, preferred share dividends and weighted average common shares outstanding. The growth in our general and administrative expenses reflects, in large part, the growth in management resources required to support the increased size of our portfolio. Since this information is only a summary, you should refer to our Consolidated Financial Statements and notes thereto and the section of this report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Corporate Office Properties Trust and Subsidiaries
(Dollar and share information in thousands, except ratios and per share data)

	2005	2004	2003	2002	2001
Revenues
Revenues from real estate operations(1)	$244,790	$206,372	$166,152	$141,451	$112,951
Construction contract and other service operations revenues	79,234	28,903	31,740	4,704	4,901
Total revenues	324,024	235,275	197,892	146,155	117,852
Expenses
Property operating(1)	73,213	59,836	48,364	40,914	32,579
Depreciation and other amortization associated with real estate operations(1)	61,572	49,761	35,068	28,884	18,629
Construction contract and other service operations expenses	77,287	26,996	30,933	5,008	5,391
General and administrative expenses	13,534	10,938	7,893	6,697	5,289
Total operating expenses	225,606	147,531	122,258	81,503	61,888
Operating income	98,418	87,744	75,634	64,652	55,964
Interest expense and amortization of deferred financing costs(1)	(57,537)	(44,785)	(41,781)	(39,348)	(32,064)
Income from continuing operations before equity in loss of unconsolidated entities, income taxes and minority interests	40,881	42,959	33,853	25,304	23,900
Equity in loss of unconsolidated entities	(88)	(88)	(98)	(402)	(84)
Income tax (expense) benefit	(668)	(795)	169	347	409
Income from continuing operations before minority interests	40,125	42,076	33,924	25,249	24,225
Minority interests in income from continuing operations(1)	(5,401)	(5,664)	(6,399)	(6,167)	(7,391)
Income from continuing operations	34,724	36,412	27,525	19,082	16,834
Income from discontinued operations, net of minority interests(1)(2)	4,039	733	3,016	2,443	2,187
Gain (loss) on sales of real estate, net(1)(3)	268	(113)	336	1,776	1,075
Cumulative effect of accounting change, net of minority interests(4)	—	—	—	—	(174)
Net income	39,031	37,032	30,877	23,301	19,922
Preferred share dividends	(14,615)	(16,329)	(12,003)	(10,134)	(6,857)
Repurchase of preferred units in excess of recorded book value(5)	—	—	(11,224)	—	—
Issuance costs associated with redeemed preferred shares(6)	—	(1,813)	—	—	—
Net income available to common shareholders	$24,416	$18,890	$7,650	$13,167	$13,065
Basic earnings per common share
Income before discontinued operations and cumulative effect of accounting change	$0.54	$0.55	$0.17	$0.48	$0.55
Net income available to common shareholders	$0.65	$0.57	$0.29	$0.59	$0.65
Diluted earnings per common share
Income before discontinued operations and cumulative effect of accounting change	$0.52	$0.52	$0.17	$0.46	$0.53
Net income available to common shareholders	$0.63	$0.54	$0.27	$0.56	$0.63
Weighted average common shares outstanding—basic	37,371	33,173	26,659	22,472	20,099
Weighted average common shares outstanding—diluted	38,997	34,982	28,021	24,547	21,623

	2005	2004	2003	2002	2001
Balance Sheet Data (as of year end):
Investment in real estate	$1,887,867	$1,544,501	$1,189,258	$1,042,955	$923,700
Total assets	$2,130,376	$1,732,026	$1,332,076	$1,138,721	$994,896
Mortgage and other loans payable	$1,348,351	$1,022,688	$738,698	$705,056	$573,327
Total liabilities	$1,442,036	$1,111,224	$801,899	$749,338	$626,193
Minority interests	$105,827	$98,878	$79,796	$100,886	$104,782
Shareholders’ equity	$582,513	$521,924	$450,381	$288,497	$263,921
Other Financial Data (for the year ended):
Cash flows provided by (used in):
Operating activities	$95,944	$84,494	$67,783	$62,242	$50,875
Investing activities	$(419,093)	$(263,792)	$(172,949)	$(128,571)	$(155,741)
Financing activities	$320,112	$183,638	$108,656	$65,680	$106,525
Numerator for diluted EPS	$24,416	$18,911	$7,650	$13,711	$13,573
Diluted funds from operations(7)	$88,801	$76,248	$61,268	$52,854	$43,001
Diluted funds from operations per share(7)	$1.86	$1.74	$1.56	$1.44	$1.28
Cash dividends declared per common share	$1.07	$0.98	$0.91	$0.86	$0.82
Property Data (as of year end):
Number of properties owned(1)(8)	165	143	118	110	96
Total rentable square feet owned (in thousands)(1)(8)	13,708	11,765	9,876	8,942	7,666

(1)             Certain prior period amounts have been reclassified to conform with the current presentation. These reclassifications did not affect consolidated net income or shareholders’ equity.

(2)             Reflects income derived from one operating real estate property that we sold in 2003, three operating real estate properties that we sold in 2005 and four properties reclassified to discontinued operations during the six months ended June 30, 2006 (see Note 18 to our Consolidated Financial Statements).

(3)             Reflects gain (loss) from sales of properties and unconsolidated real estate joint ventures not associated with discontinued operations.

(4)             Reflects loss recognized upon our adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

(5)             Reflects a decrease to net income available to common shareholders representing the excess of the repurchase price of the Series C Preferred Units in our Operating Partnership over the sum of the recorded book value of the units and the accrued and unpaid return to the unitholder.

(6)             Reflects a decrease to net income available to common shareholders pertaining to the original issuance costs of the Series B Preferred Shares of beneficial interest that was recognized upon redemption of the shares.

(7)             For definitions of diluted funds from operations per share and diluted funds from operations and reconciliations of these measures to their comparable measures under generally accepted accounting principles, you should refer to the section entitled “Funds from Operations” within the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(8)             Amounts reported reflect only wholly owned properties.